Exhibit 10.10

APROPOS TECHNOLOGY, INC.

FORM OF
INCENTIVE STOCK OPTION

THIS INCENTIVE STOCK OPTION, dated as of                  , 2005, is granted by APROPOS TECHNOLOGY, INC., an Illinois corporation (“Apropos”), to                         (the “Employee”) pursuant to, and subject to the terms and conditions of, the Apropos Technology, Inc. 2000 Omnibus Incentive Plan, as Amended and Restated (the “Plan”). Terms used but not defined herein shall have the meanings ascribed to them in the Plan.

1.                 OPTION GRANT

Apropos hereby grants to the Employee an option to purchase a total of                        Apropos common shares at an option exercise price of $           per share, being not less than 100% of the fair market value per common share on the date hereof, and being the closing price per Apropos common share as reported on Nasdaq for the last trading day preceding the date hereof.

This option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                 VESTING AND EXERCISE

This option shall vest (and to the extent vested may be exercised in whole or in part, at any time and from time to time, subject to the terms hereof) during the term of Employee’s continued employment with Apropos to a maximum cumulative extent of 25% of the total shares covered hereby on and after the first anniversary of the date hereof (with no shares vesting prior to such date) and for an additional 1/48 of the total shares covered hereby for each complete calendar month that elapses after such date; and shall be fully vested and exercisable on and after the fourth anniversary of the date hereof.

If Employee’s employment terminates as a result of either (i) a Corporate Transaction (as defined in paragraph 6 hereof) in which this option is not continued, assumed or substituted for, or (ii) Employee’s permanent total disability or death, the remaining shares covered by this option shall vest and become fully exercisable.

3.                 EXERCISE FOLLOWING TERMINATION OF EMPLOYMENT

Notwithstanding anything contained herein to the contrary, this option may not be exercised (and shall terminate and be of no further force or effect):

(a)    more than three months after termination of employment (including employment with a Successor as provided in paragraph 6 below) for any reason other than retirement, permanent total disability or death;

(b)   more than six months after termination of employment by reason of retirement or permanent total disability;

(c)    more than one year after death or more than six months after death, if employment was previously terminated and the option was exercisable at the time of death; or

(d)   more than ten years from the date hereof;

and in each case only to the extent vested and exercisable on the date of termination of employment.

Retirement and permanent total disability shall be determined in accordance with the established policies of Apropos as determined by the Committee.

4.                 METHOD OF EXERCISE

This option may be exercised only by written notice delivered to the Secretary of Apropos and accompanied by:

(a)    a check payable to the order of Apropos for the full purchase price of the shares purchased; and

(b)   such other documents or representations as Apropos may reasonably request in order to comply with securities, tax or other applicable laws.

At the sole discretion of the Committee, payment of the purchase price may be made in whole or in part by the delivery of common shares owned by the Employee for at least six months, valued at fair market value on the date of exercise, or by execution and delivery of a promissory note containing terms and conditions established by the Committee.

This option may not be exercised for less than 100 shares, except where the remaining number of shares represented by the option is less than 100, in which case the option shall not be exercised for less than all of the shares subject to the option.

5.                 NON-TRANSFERABILITY; DEATH

This option is not transferable by the Employee otherwise than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Employee. Following Employee’s death, this option may be exercised in accordance with its terms by the Employee’s estate or the person to whom the option passes by will or the laws of descent and distribution, but only (a) within the period permitted under paragraph 3(c) hereof after the Employee’s death or (b) ten years from the date hereof, whichever period is shorter. At the sole discretion of the Committee, this option may be transferred by the Employee to members of the Employee’s immediate family or trusts or family partnerships for the benefit of the Employee or family members, subject to terms and conditions established by the Committee.

6.                 CORPORATE TRANSACTIONS

In the event of either (a) a merger, consolidation, share exchange or similar transaction involving Apropos, or (b) the sale or transfer of substantially all of Apropos’ assets ( each a “Corporate Transaction”), this option may be continued by Apropos or assumed or substituted for by the resulting, surviving or purchasing entity (“Successor”), at the option of Apropos or the Successor, as long as in the case of a Successor (i) the Successor continues the employment of Employee and (ii) the aggregate intrinsic value (difference between per share value and exercise price) of any option issued by a Successor is not less than the aggregate intrinsic value of this option on the effective date of the Corporate Transaction and the vesting provisions, rights to exercise, remaining option period and other significant provisions remain the same. In each such case, this option (as continued, assumed or substituted) shall continue to vest and be exercisable in accordance with its terms. The continuation, assumption or substitution may occur even though it results in the loss of Incentive Stock Option status.

In the event that Apropos does not elect to continue this option or the Successor does not agree to assume or substitute for this option following a Corporate Transaction, Apropos shall so notify the Employee and (subject to the condition that the Corporate Transaction is consummated) this option shall become fully vested and exercisable thirty days prior to the scheduled effective date of the Corporate

Transaction and shall terminate on the effective date of the Corporate Transaction with any exercise to occur immediately prior to the effective time of the Corporate Transaction.

In the event this option is continued, assumed or substituted for following a Corporate Transaction and Employee’s employment is terminated by Apropos or the Successor less than 6 months after the effective date of the Corporate Transaction, this option (as continued, assumed or substituted) shall become fully vested and exercisable upon the date of termination of employment.

Except as expressly provided in this option and notwithstanding anything to the contrary in the Plan, a Change in Control shall not accelerate vesting of this option or have any other effect on the terms or conditions of this option.

IN WITNESS WHEREOF, Apropos has caused the execution hereof by a duly authorized officer and Employee has agreed to the terms and conditions of this option, all as of the date first written above.

APROPOS TECHNOLOGY, INC.
Employee
By:
Title:

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